Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2020 First Quarter Earnings

Contact: Linda Simmons, SVP, CFO

Brockton, Massachusetts (April 27, 2020): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $4.7 million, or $0.09 per basic and diluted share, for the first quarter of 2020, compared to $4.3 million, or $0.08 per basic and diluted share, for the preceding quarter and $2.1 million, or $0.04 per basic and diluted share, for the same period last year. The results of the quarter reflect charges of $1.5 million to the provision for loan losses and $329,000 to non-interest expense related to the COVID-19 pandemic.

Selected highlights:

•

Total commercial loans amounted to $1.7 billion, up $61.0 million or 4%, from the preceding quarter and up $282.6 million, or 20%, year over year. Commercial credit line utilization remained consistent with preceding and prior year quarters at approximately 41%.

•	Total deposits amounted to $3.0 billion, up $78.4 million, or 3%, from the preceding quarter and up $184.6 million, or 7%, year over year.
•	Strong residential real estate mortgage origination activity continued from the preceding quarter amounting to $355.4 million, increasing 125% year over year.
•	Well positioned with strong capital and liquidity to operate in a challenging and volatile economic environment.
•	Comprehensive COVID-19 pandemic response for customers, employees and our community, including:
Loan deferral and modification programs and access to the U.S. Small Business Administration’s (“SBA”) 7(a) Loan Guaranty Program (the “Paycheck Protection Program”)
Expansion of remote work positions, sick time and supplemental compensation for employees providing in-person customer service
Supporting customers’ shift to alternative service delivery options
Community support through donated funds and respirator masks

“While the COVID-19 disruption is unprecedented, I’m so proud of how our team has responded. We’ve remained open for business with appointment banking, drive-through service, call center support, and borrower accommodations,” said James Blake, CEO.  “We’ve led the market in our response to the SBA’s Paycheck Protection Program, and earned new business as a result, while continuing to support our existing customers.”  “Our customers have adapted to the environment, as we’ve seen growth in online account opening, eBanking enrollment, and mobile deposits,” added Joseph Casey, President and COO.  “We’re with our customers, and they’re with us.”

Net Interest Income

The Company’s net interest and dividend income was $26.7 million for the quarter ended March 31,  2020,  down  $1.6 million, or 5.8%, from $28.3 million for the quarter ended December 31, 2019 and up $670,000, or 2.6%, from  $26.0 million for the quarter ended March 31, 2019. The tax-equivalent interest rate spread and net interest margin were 2.58% and 2.91%, respectively, for the quarter ended March 31, 2020 compared to 2.70% and 3.08%, respectively, for the quarter ended December 31, 2019, and 2.92% and 3.19%, respectively, for the quarter ended March 31, 2019. Margins have been under pressure since late 2019, which was accelerated by actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) in March 2020 to mitigate the economic impact of the COVID-19 pandemic, including cutting the federal funds rate 150 basis points, targeting a 0 to 25 basis points rate.  It is expected that the interest rate environment will continue to be volatile, and future net interest margin compression is anticipated in 2020.

The components of the quarter over quarter decrease in net interest and dividend income reflected a $2.6 million, or 6.4%, decrease in interest and dividend income partially offset by  a decrease of $920,000, or 8.1%, in total interest expense. Interest on loans in the first quarter included  $614,000 in accretion income from the fair value discount on loans acquired from Coastway Bancorp, Inc. (“Coastway”) and $69,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the previous quarter were $1.1 million and $268,000, respectively. The yield on loans was 4.33% for the quarter ended March 31,  2020, down from 4.58% for the quarter ended December 31, 2019.  The decrease in interest and dividend income primarily reflected a decrease in interest rates, as adjustable rate loans repriced, resulting in a 37 basis point decrease in the yield on commercial loans and a 19 basis point decrease in the yield on residential real estate loans. The decrease in interest expense primarily reflected a decrease in interest rates, resulting in a 14 basis point decrease in the cost of interest-bearing deposits and a shift in the deposit mix. The average balance of money market accounts decreased quarter over quarter by  $31.9 million, while the savings account average balance increased $70.0 million from the preceding quarter. Average FHLB advances decreased $7.8 million and the cost of those funds decreased 12 basis points, resulting in a decrease of $132,000 in interest expense on FHLB borrowings.

The increase in net interest and dividend income from the prior year quarter reflected an  $116,000, or 0.3%, increase in total interest and dividend income and a decrease of $554,000, or 5.0%, in total interest expense. The increases in total interest and dividend income reflected an increase in the average balance of interest-earning assets of $371.8 million partially offset by a 48 basis point decrease in the yield on those assets. The increase in average assets largely reflects commercial loan growth. Total interest expense decreased primarily due to a decrease in average FHLB borrowings of  $151.2 million and a 26 basis point decrease in the cost of those funds.

Noninterest Income

Noninterest income increased  $727,000, or 4.0%, to $18.9 million for the quarter ended March 31, 2020 from  $18.1 million for the quarter ended December 31, 2019. The 2020 results included a $2.5 million in net gains on sales and calls of securities, net and the preceding quarter included a $482,000 loss on disposal of asset held for sale. Low mortgage rates continued to provide higher than normal seasonal mortgage origination activity for HarborOne Mortgage, LLC (“HarborOne Mortgage”). The $355.4 million in mortgage loan originations resulted in an increase of $2.5 million in other mortgage banking income. The Federal Reserve’s actions noted above resulted in the 10-year Treasury Constant Maturity rate decreasing 122 basis points from year end 2019 and negatively impacted the fair value of the mortgage servicing rights, resulting in a $4.4 million decrease in their fair value in the first quarter of 2020 as compared to a $625,000 increase in their fair value in the preceding quarter. The 2020 results for HarborOne Mortgage are uncertain in light of the COVID-19 pandemic. Although a low mortgage interest rate environment would normally lead to increased purchase and refinance activity, the impact of social distancing on real estate sales and increased unemployment rates may have a negative impact on mortgage loan originations in 2020.

Noninterest income increased $9.0 million, or 91.7%, as compared to the quarter ended March 31, 2019, primarily due to a $6.0 million, or 132.4%, increase in mortgage banking income. Mortgage banking income increased compared to the same period last year,  due to the increase in mortgage origination volume. Mortgage originations increased primarily as a result of lower residential mortgage interest rates and increased refinancing volume. Bank-owned life insurance income increased $298,000 due to a $41.4 million increase in bank- owned life insurance from March 31, 2019 to March 31, 2020. The first quarter of 2020 also included a $2.5 million gain on sale and call of securities, net.

Noninterest Expense

Noninterest expenses were $35.4 million for the quarter ended March 31, 2020,  a  decrease of $3.3 million, or 8.6%, from the quarter ended December 31, 2019,  primarily driven by a $2.5 million decrease in compensation and benefits, a $1.2 million decrease in professional fees, and a $412,000 decrease in loan expense. The decreases were partially offset by an increase of $344,000 in other expenses and a $266,000 increase in deposit insurance. The decrease in compensation and benefits is primarily due to ESOP expense. A full year of expenses was recorded in 2019 for the increase in the ESOP as a result of our second-step offering. The decrease in professional fees is primarily due to  a decrease in consulting fees. HarborOne Mortgage recorded $712,000 in consulting expense in the preceding quarter in connection with its review of filings effected by the Home Mortgage Disclosure Act regulation expansion. Loan expense decreased consistent with the decrease in origination volume from the preceding quarter. The increase in other expenses reflects $329,000 in COVID-19 pandemic-related expenses,  primarily for compensation to branch personnel and sick time. We anticipate additional COVID-19 pandemic expenses throughout 2020 for personnel, cleaning and other initiatives to support our employees and customers.

Total noninterest expenses increased $2.8 million, or 8.6%, from the quarter ended March 31, 2019.  Compensation and benefits increased $1.9 million, other expenses increased $592,000 and professional fees increased $282,000. The increases were partially offset by a $395,000 decrease in deposit insurance. The increase in compensation and benefits primarily reflected the increased volume of residential real estate mortgage originations. The increase in other expenses includes the COVID-19 related expenses noted above and an increase of $196,000 in foreclosed asset expense. The decrease in deposit insurance expense reflects the reduction in assessment rate due to improved capital ratios as a result of the second step conversion.

Income Tax Provision

The effective tax rate was 26.5% for the quarter ended March 31, 2020, compared to 33.6% for the quarter ended December 31, 2019 and 14.7% for the quarter ended March 31, 2019.  The preceding quarter’s effective tax rate was impacted by an increase in unfavorable permanent items. The effective tax rate for the quarter ended March 31, 2019 includes a 2014 Massachusetts state tax refund of $320,000 recognized in the quarter.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $3.7 million for the quarter ended March 31, 2020,  compared to $1.3 million for the quarter ended December 31, 2019 and $857,000 for the quarter ended March 31, 2019.  Allowance for loan losses was $26.4 million, or 0.83%, of total loans at March 31, 2020, compared to $24.1 million, or 0.76%, of total loans at December 31, 2019 and $21.3 million, or 0.71%, of total loans at March 31, 2019.  Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended March 31, 2020 includes adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, an additional provision to cover a $1.2 million commercial real estate loan charge-off unrelated to the COVID-19 pandemic, and a $1.5 million provision directly related to the initial estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The provisions for loan losses for the quarters ended December 31, 2019 and March 31, 2019 primarily reflected commercial real estate loan growth.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, the loan risk profile of each loan type, and if the loans were purchased. The additional provisions provided to each category ranged from 5 to 10 basis points and amounted to allocations of $310,000 to the residential real estate portfolio, $965,000 to the commercial portfolio and $189,000 to the consumer portfolio.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of the expected decrease in economic activity, the mitigating effects of government stimulus and loan modification efforts designed to limit the long term impact of the COVID-19 pandemic. Our commercial loan portfolio is diverse across many sectors and is largely secured by commercial real estate loans, which make up 71.7% of the total commercial loan portfolio. Initial assessments of the impact of the COVID-19 pandemic on the commercial loan portfolio have been focused on sectors that have experienced a direct impact. Management identified the accommodation and food service sector as the most susceptible to immediate increased credit risk. As of March 31, 2020, the commercial portfolio included $233.7 million in accommodation and food service sector loans, representing 13.8% of the total commercial loan portfolio, and is made up of $180.2 million in commercial real estate loans, $23.0 million in commercial construction loans and $30.5 million in commercial and industrial loans.

As of March 31, 2020, the accommodation and food service sector breakout is $185.7 million in loans for accommodations, of which $161.2 million, or 86.8%, is in commercial real estate loans secured by hotels and $23.0 million, or 12.4%, is in commercial construction loans secured by hotels,  of which $122.0 million, or 65.7%, are secured by national chain hotels. Loans to food services amounts to $47.9 million, of which 39.5% is in commercial real estate loans.

The $1.2 million commercial real estate charge off was on a loan acquired from Coastway, secured by a hotel property, on nonaccrual and included in the accommodation and food services sector in the amount of $3.1 million and whose credit deterioration was unrelated to the COVID-19 pandemic.

The other commercial loan sectors identified as at risk to credit deterioration as a result of the COVID-19 pandemic include the retail sector and the health and social services sector. As of March 31, 2020, the retail sector amounts to $210.6 million, or 12.5%, of the total commercial loan portfolio and includes $188.6 million in commercial real estate loans, $9.7 million in commercial construction loans and $27.3 million in commercial and industrial loans. The commercial real estate loans includes $95.5 million in loans secured by retail space anchored by a diverse mix of national chains and grocery stores.  The health and social services sector amounts to $85.5 million, or 5.1%, of total commercial loans, and consists primarily of loans to healthcare and childcare providers.

Our COVID-19 response includes providing access to the Paycheck Protection Program to both our existing customers and new customers, to ensure small businesses in our communities have access to this important life line for their businesses. As of April 16, 2020, we had 691 requests with SBA authorization for Paycheck Protection Program loans totaling approximately $138.8 million. These loans are estimated to result in approximately $4.7 million in processing fee income which will be deferred over the life of the loan. The average authorized loan size is $201,000 and the aggregate number of jobs positively impacted is 11,900.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of April 16, 2020 we have processed 8 requests for payment deferrals on commercial loans with a total principal balances of $5.8 million, or 0.3% of total commercial loans, of which $4.3 million are loans included in the retail sector. We also anticipate that 386 loans with an outstanding principal balance of $37.5 million will qualify under the SBA’s debt relief program that provides for the payment of principal and interest for a period of six months.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of March 31, 2020, but we anticipate that the impact of the COVID-19 pandemic will result in increases in delinquencies, charge-offs and loan modifications in these portfolios through the remainder of the year. As of April 16, 2020, we have processed 82 requests for payment deferrals on residential mortgage loans with a total principal balance of $26.1 million, or 2.4%, of total residential loans and 413 requests for payment deferrals on consumer loans with a total principal balance of $10.0 million, or 2.6%, of total consumer loans. We have also processed 46 requests on sold and bank-serviced residential mortgage loans with a total principal balance of $9.8 million and provided forbearance to 268 borrowers with a total principal balance of $47.8 million that were sold and are serviced by a third party.

Net charge-offs totaled $1.4 million for the quarter ended March 31, 2020,  or 0.18%, of average loans outstanding on an annualized basis, compared to $235,000, or 0.03%, of average loans outstanding on an annualized basis, for the quarter ended December 31, 2019 and $230,000, or 0.03%, of average loans outstanding on an annualized basis, for the quarter ended March 31, 2019. The increase in charge-offs is a result of the charge-off noted above.

Total nonperforming assets were $32.1 million at March 31, 2020 compared to $31.0 million at December 31, 2019 and $19.3 million at March 31, 2019. Nonperforming assets as a percentage of total assets were 0.78% at March 31, 2020, 0.76% at December 31, 2019 and 0.53% at March 31, 2019. The increase in nonperforming assets from the prior year quarter was primarily in the commercial loan portfolio.  While it is clear that the COVID-19 pandemic had, and will continue to have, a significant economic impact, the ultimate effect on our loan portfolio is uncertain.

Balance Sheet

Total assets increased $42.3 million, or 1.0%, to $4.10 billion at March 31, 2020 from $4.06 billion at December 31, 2019. The increase primarily reflects an increase of $24.8 million in other assets and $10.0 million in net loans.  The increase in other assets also reflects a $28.2 million increase in back-to-back commercial loan swap contracts with a corresponding increase in other liabilities.

During the quarter, with intention to reduce credit risk in the investment portfolio, held to maturity securities were sold and as a result the remaining held to maturity securities were transferred to the available for sale category. For the quarter ended March 31, 2020, $70.0 million of securities were sold or called for a net gain of $2.5 million and $62.8 million were purchased.

Net loans increased $10.0 million, or 0.3%, to $3.16 billion at March 31, 2020 from $3.15 billion at December 31, 2019.  The net increase in loans for the three months ended March 31, 2020 was primarily due to increases in commercial real estate loans of $42.6 million, commercial and industrial loans of $11.3 million and $7.1 million of commercial construction loans, partially offset by decreases in residential real estate loans of $4.0 million and consumer loans of $44.6 million. Loans held for sale increased $7.8 million, or 7.0%, to $118.3 million at March 31, 2020 from $110.6 million at December 31, 2019.

Total deposits increased $78.4 million, or 2.7%, to $3.02 billion at March 31, 2020 from $2.94  billion at December 31, 2019. Compared to the prior quarter,  non-certificate accounts increased $113.2 million, brokered deposits increased $4.3 million and term CDs decreased $39.1 million. FHLB borrowings were $285.1 million at March 31, 2020 and $354.1 million at December 31, 2019.

Total stockholders’ equity was $675.1 million at March 31, 2020 compared to $665.8 million at December 31, 2019 and $363.4 million at March 31, 2019. The tangible common equity to tangible assets ratio was 14.90% at March 31, 2020,  14.81% at December 31, 2019 and 7.99% at March 31, 2019.  The increase in stockholders’ equity and ratios from March 31, 2019 to March 31, 2020 primarily reflects the results of the Company’s second step offering, net of the additional ESOP funding.  At March 31, 2020, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 25 full-service branches located in Massachusetts and Rhode Island,  one limited service branch and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with  more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is licensed to lend in four additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; the length and extent of economic contraction as a result of the COVID-19 pandemic; the effects of continued deterioration in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior due to changing business or economic conditions or legislative or regulatory initiatives; continued turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge-off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics;  changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors.  These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2020	2019	2019	2019	2019

Assets

Cash and due from banks	$35,264	$24,464	$27,758	$27,205	$25,227
Short-term investments	200,156	187,152	210,873	51,502	76,328
Total cash and cash equivalents	235,420	211,616	238,631	78,707	101,555

Securities available for sale, at fair value	249,789	239,473	204,133	202,457	219,966
Securities held to maturity, at amortized cost	—	26,372	27,099	34,752	41,104
Federal Home Loan Bank stock, at cost	13,530	17,121	13,466	14,876	16,134
Asset held for sale	8,536	8,536	—	—	—
Loans held for sale, at fair value	118,316	110,552	102,121	84,651	32,449
Loans:
Commercial real estate	1,212,534	1,169,923	1,085,743	1,025,720	950,331
Commercial construction	160,993	153,907	160,549	157,130	158,504
Commercial and industrial	317,559	306,282	298,652	301,056	299,658
Total commercial loans	1,691,086	1,630,112	1,544,944	1,483,906	1,408,493
Residential real estate	1,101,540	1,105,565	1,118,439	1,125,381	1,118,914
Consumer	391,244	435,881	448,881	456,654	473,122
Loans	3,183,870	3,171,558	3,112,264	3,065,941	3,000,529
Less: Allowance for loan losses	(26,389)	(24,060)	(23,044)	(22,261)	(21,282)
Net loans	3,157,481	3,147,498	3,089,220	3,043,680	2,979,247
Mortgage servicing rights, at fair value	13,207	17,150	16,067	18,156	20,231
Goodwill	69,802	69,802	69,635	69,635	69,635
Other intangible assets	5,588	6,035	6,482	7,100	7,739
Other assets	229,537	204,766	182,166	183,410	167,936
Total assets	$4,101,206	$4,058,921	$3,949,020	$3,737,424	$3,655,996

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$439,793	$406,403	$446,433	$447,448	$432,961
NOW accounts	174,971	165,877	143,547	147,058	141,419
Regular savings and club accounts	744,564	626,685	585,327	544,401	497,697
Money market deposit accounts	809,622	856,830	875,804	885,775	842,824
Term certificate accounts	852,274	887,078	873,397	944,923	921,744
Total deposits	3,021,224	2,942,873	2,924,508	2,969,605	2,836,645
Short-term borrowed funds	104,000	183,000	60,000	98,000	126,000
Long-term borrowed funds	181,123	171,132	211,140	211,149	229,935
Subordinated debt	33,938	33,907	33,875	33,843	33,812
Other liabilities and accrued expenses	85,782	62,215	59,943	53,709	66,156
Total liabilities	3,426,067	3,393,127	3,289,466	3,366,306	3,292,548

Common stock	584	584	584	327	327
Additional paid-in capital	461,616	460,232	458,599	154,730	153,326
Unearned compensation - ESOP	(32,678)	(33,137)	(33,838)	(9,793)	(9,942)
Retained earnings	242,080	237,356	233,049	225,936	221,155
Treasury stock	(721)	(721)	(721)	(1,548)	(1,548)
Accumulated other comprehensive income (loss)	4,258	1,480	1,881	1,466	130
Total stockholders' equity	675,139	665,794	659,554	371,118	363,448

Total liabilities and stockholders' equity	$4,101,206	$4,058,921	$3,949,020	$3,737,424	$3,655,996

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except share data)	2020	2019	2019	2019	2019

Interest and dividend income:
Interest and fees on loans	$34,025	$36,195	$36,230	$35,438	$34,365
Interest on loans held for sale	577	1,120	747	542	358
Interest on securities	1,808	1,580	1,542	1,850	1,847
Other interest and dividend income	759	828	1,211	448	483
Total interest and dividend income	37,169	39,723	39,730	38,278	37,053

Interest expense:
Interest on deposits	8,693	9,480	9,972	9,362	8,243
Interest on FHLB borrowings	1,253	1,385	1,249	1,679	2,275
Interest on subordinated debentures	523	524	524	524	505
Total interest expense	10,469	11,389	11,745	11,565	11,023

Net interest and dividend income	26,700	28,334	27,985	26,713	26,030

Provision for loan losses	3,749	1,251	889	1,750	857

Net interest and dividend income, after provision for loan losses	22,951	27,083	27,096	24,963	25,173

Noninterest income:
Mortgage banking income:
Changes in mortgage servicing rights fair value	(4,387)	625	(2,474)	(2,241)	(2,151)
Other	14,849	12,365	13,979	10,896	6,653
Total mortgage banking income	10,462	12,990	11,505	8,655	4,502

Deposit account fees	3,931	4,274	4,186	4,056	3,778
Income on retirement plan annuities	101	102	104	100	96
Loss on asset held for sale	—	(482)	—	—	—
Gain on sale and call of securities, net	2,525	—	77	1,267	—
Bank-owned life insurance income	551	343	256	253	253
Other income	1,296	912	1,145	1,387	1,213
Total noninterest income	18,866	18,139	17,273	15,718	9,842

Noninterest expenses:
Compensation and benefits	21,185	23,719	23,238	20,585	19,245
Occupancy and equipment	4,563	4,366	4,171	4,411	4,448
Data processing	2,180	2,251	2,196	2,199	2,046
Loan expense	1,481	1,893	1,704	1,334	1,271
Marketing	876	771	799	1,177	958
Professional fees	1,228	2,470	889	1,384	946
Deposit insurance	271	5	(225)	589	666
Other expenses	3,604	3,260	3,431	3,402	3,012
Total noninterest expenses	35,388	38,735	36,203	35,081	32,592

Income before income taxes	6,429	6,487	8,166	5,600	2,423

Income tax provision	1,705	2,180	1,053	819	356

Net income	$4,724	$4,307	$7,113	$4,781	$2,067

Earnings per common share (1):
Basic	$0.09	$0.08	$0.13	$0.08	$0.04
Diluted	$0.09	$0.08	$0.13	$0.08	$0.04
Weighted average shares outstanding (1):
Basic	54,392,465	54,208,629	55,638,734	56,704,297	56,666,979
Diluted	54,392,465	54,209,182	55,638,734	56,704,297	56,666,979

(1) Share amounts related to periods prior to the date of the completion of the second step offering ("stock offering") (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Three Months Ended March 31,
(dollars in thousands, except share data)	2020	2019	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$34,025	$34,365	$(340)	(1.0)%
Interest on loans held for sale	577	358	219	61.2
Interest on securities	1,808	1,847	(39)	(2.1)
Other interest and dividend income	759	483	276	57.1
Total interest and dividend income	37,169	37,053	116	0.3

Interest expense:
Interest on deposits	8,693	8,243	450	5.5
Interest on FHLB borrowings	1,253	2,275	(1,022)	(44.9)
Interest on subordinated debentures	523	505	18	3.6
Total interest expense	10,469	11,023	(554)	(5.0)

Net interest and dividend income	26,700	26,030	670	2.6

Provision for loan losses	3,749	857	2,892	337.5

Net interest and dividend income, after provision for loan losses	22,951	25,173	(2,222)	(8.8)

Noninterest income:
Mortgage banking income:
Changes in mortgage servicing rights fair value	(4,387)	(2,151)	(2,236)	(104.0)
Other	14,849	6,653	8,196	123.2
Total mortgage banking income	10,462	4,502	5,960	132.4

Deposit account fees	3,931	3,778	153	4.0
Income on retirement plan annuities	101	96	5	5.2
Gain on sale and call of securities, net	2,525	—	2,525	100.0
Bank-owned life insurance income	551	253	298	117.8
Other income	1,296	1,213	83	6.8
Total noninterest income	18,866	9,842	9,024	91.7

Noninterest expenses:
Compensation and benefits	21,185	19,245	1,940	10.1
Occupancy and equipment	4,563	4,448	115	2.6
Data processing	2,180	2,046	134	6.5
Loan expense	1,481	1,271	210	16.5
Marketing	876	958	(82)	(8.6)
Professional fees	1,228	946	282	29.8
Deposit insurance	271	666	(395)	(59.3)
Other expenses	3,604	3,012	592	19.7
Total noninterest expenses	35,388	32,592	2,796	8.6

Income before income taxes	6,429	2,423	4,006	165.3

Income tax provision	1,705	356	1,349	378.9

Net income	$4,724	$2,067	$2,657	128.5%

Earnings per common share (1):
Basic	$0.09	$0.04
Diluted	$0.09	$0.04
Weighted average shares outstanding (1):
Basic	54,392,465	56,666,979
Diluted	54,392,465	56,666,979

(1) Share amounts related to periods prior to the date of the completion of the stock offering (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)
	(dollars in thousands)
Interest-earning assets:
Investment securities (1)	$275,632	$1,822	2.66%	$236,828	$1,595	2.67%	$260,211	$1,886	2.94%
Other interest-earning assets	186,619	759	1.64	159,211	828	2.06	37,971	483	5.16
Loans held for sale	61,548	577	3.77	115,699	1,120	3.84	29,333	358	4.95
Loans
Commercial loans (2)	1,647,667	18,123	4.42	1,591,188	19,230	4.79	1,382,830	17,478	5.13
Residential real estate loans (2)	1,100,177	11,544	4.22	1,105,025	12,284	4.41	1,119,045	12,207	4.42
Consumer loans (2)	415,317	4,358	4.22	442,689	4,681	4.20	485,735	4,680	3.91
Total loans	3,163,161	34,025	4.33	3,138,902	36,195	4.58	2,987,610	34,365	4.66
Total interest-earning assets	3,686,960	37,183	4.06	3,650,640	39,738	4.32	3,315,125	37,092	4.54
Noninterest-earning assets	314,193			288,558			252,882
Total assets	$4,001,153			$3,939,198			$3,568,007
Interest-bearing liabilities:
Savings accounts	$686,031	1,298	0.76	$616,008	1,202	0.77	$484,963	364	0.30
NOW accounts	158,702	31	0.08	142,505	28	0.08	136,954	25	0.07
Money market accounts	835,154	2,583	1.24	867,066	3,109	1.42	794,477	2,760	1.41
Certificates of deposit	794,883	4,357	2.20	811,199	4,725	2.31	812,992	4,512	2.25
Brokered deposits	92,189	424	1.85	69,035	416	2.39	99,341	582	2.38
Total interest-bearing deposits	2,566,959	8,693	1.36	2,505,813	9,480	1.50	2,328,727	8,243	1.44
FHLB advances	241,302	1,253	2.09	249,102	1,385	2.21	392,483	2,275	2.35
Subordinated debentures	33,919	523	6.20	33,887	524	6.13	33,822	505	6.05
Total borrowings	275,221	1,776	2.60	282,989	1,909	2.68	426,305	2,780	2.64
Total interest-bearing liabilities	2,842,180	10,469	1.48	2,788,802	11,389	1.62	2,755,032	11,023	1.62
Noninterest-bearing liabilities:
Noninterest-bearing deposits	419,620			433,478			400,573
Other noninterest-bearing liabilities	67,714			54,022			52,219
Total liabilities	3,329,514			3,276,302			3,207,824
Total equity	671,639			662,896			360,183
Total liabilities and equity	$4,001,153			$3,939,198			$3,568,007
Tax equivalent net interest income		26,714			28,349			26,069
Tax equivalent interest rate spread (3)			2.58%			2.70%			2.92%
Less: tax equivalent adjustment		14			15			39
Net interest income as reported		$26,700			$28,334			$26,030
Net interest-earning assets (4)	$844,780			$861,838			$560,093
Net interest margin (5)			2.91%			3.08%			3.18%
Tax equivalent effect			—			—			0.01
Net interest margin on a fully tax equivalent basis			2.91%			3.08%			3.19%
Average interest-earning assets to average interest-bearing liabilities	129.72%			130.90%			120.33%

Supplemental information:
Total deposits, including demand deposits	$2,986,579	$8,693		$2,939,291	$9,480		$2,729,300	$8,243
Cost of total deposits			1.17%			1.28%			1.22%
Total funding liabilities, including demand deposits	$3,261,800	$10,469		$3,222,280	$11,389		$3,155,605	$11,023
Cost of total funding liabilities			1.29%			1.40%			1.42%

(1) Includes securities available for sale and securities held to maturity.  Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented.  The yield on investments before tax equivalent adjustments for the quarters presented were 2.64%, 2.64%, and 2.88%, respectively.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(in thousands)
Interest-earning assets:
Investment securities (1)	$275,632	$236,828	$224,379	$259,151	$260,211
Other interest-earning assets	186,619	159,211	185,063	26,758	37,971
Loans held for sale	61,548	115,699	74,327	48,158	29,333
Loans
Commercial loans (2)	1,647,667	1,591,188	1,511,487	1,445,652	1,382,830
Residential real estate loans (2)	1,100,177	1,105,025	1,119,742	1,118,761	1,119,045
Consumer loans (2)	415,317	442,689	454,837	459,774	485,735
Total loans	3,163,161	3,138,902	3,086,066	3,024,187	2,987,610
Total interest-earning assets	3,686,960	3,650,640	3,569,835	3,358,254	3,315,125
Noninterest-earning assets	314,193	288,558	278,976	260,864	252,882
Total assets	$4,001,153	$3,939,198	$3,848,811	$3,619,118	$3,568,007
Interest-bearing liabilities:
Savings accounts	$686,031	$616,008	$564,040	$528,360	$484,963
NOW accounts	158,702	142,505	139,773	140,115	136,954
Money market accounts	835,154	867,066	879,694	872,653	794,477
Certificates of deposit	794,883	811,199	831,262	788,701	812,992
Brokered deposits	92,189	69,035	98,278	124,122	99,341
Total interest-bearing deposits	2,566,959	2,505,813	2,513,047	2,453,951	2,328,727
FHLB advances	241,302	249,102	213,578	291,835	392,483
Subordinated debentures	33,919	33,887	33,858	33,826	33,822
Total borrowings	275,221	282,989	247,436	325,661	426,305
Total interest-bearing liabilities	2,842,180	2,788,802	2,760,483	2,779,612	2,755,032
Noninterest-bearing liabilities:
Noninterest-bearing deposits	419,620	433,478	515,612	423,462	400,573
Other noninterest-bearing liabilities	67,714	54,022	52,357	49,163	52,219
Total liabilities	3,329,514	3,276,302	3,328,452	3,252,237	3,207,824
Total equity	671,639	662,896	520,359	366,881	360,183
Total liabilities and equity	$4,001,153	$3,939,198	$3,848,811	$3,619,118	$3,568,007

	Annualized Yield Trend - Quarters Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest-earning assets:
Investment securities (1)	2.66%	2.67%	2.76%	2.91%	2.94%
Other interest-earning assets	1.64%	2.06%	2.59%	6.71%	5.16%
Loans held for sale	3.77%	3.84%	3.99%	4.52%	4.95%
Commercial loans (2)	4.42%	4.79%	4.93%	5.16%	5.13%
Residential real estate loans (2)	4.22%	4.41%	4.50%	4.40%	4.42%
Consumer loans (2)	4.22%	4.20%	4.13%	4.01%	3.91%
Total loans	4.33%	4.58%	4.66%	4.70%	4.66%
Total interest-earning assets	4.06%	4.32%	4.42%	4.58%	4.54%

Interest-bearing liabilities:
Savings accounts	0.76%	0.77%	0.63%	0.43%	0.30%
NOW accounts	0.08%	0.08%	0.07%	0.07%	0.07%
Money market accounts	1.24%	1.42%	1.54%	1.56%	1.41%
Certificates of deposit	2.20%	2.31%	2.39%	2.35%	2.25%
Brokered deposits	1.85%	2.39%	2.47%	2.46%	2.38%
Total interest-bearing deposits	1.36%	1.50%	1.57%	1.53%	1.44%
FHLB advances	2.09%	2.21%	2.32%	2.31%	2.35%
Subordinated debentures	6.20%	6.13%	6.14%	6.21%	6.05%
Total borrowings	2.60%	2.68%	2.84%	2.71%	2.64%
Total interest-bearing liabilities	1.48%	1.62%	1.69%	1.67%	1.62%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Performance Ratios (annualized):	2020	2019	2019	2019	2019
(dollars in thousands)

Return on average assets (ROAA)	0.47%	0.44%	0.74%	0.53%	0.23%

Return on average equity (ROAE)	2.81%	2.60%	5.47%	5.21%	2.30%

Total noninterest expense	$35,388	$38,735	$36,203	$35,081	$32,592
Less: Amortization of other intangible assets	447	448	617	639	640
Total adjusted noninterest expense	$34,941	$38,287	$35,586	$34,442	$31,952

Net interest and dividend income	$26,700	$28,334	$27,985	$26,713	$26,030
Total noninterest income	18,866	18,139	17,273	15,718	9,842
Total revenue	$45,566	$46,473	$45,258	$42,431	$35,872

Efficiency ratio (1)	76.68%	82.39%	78.63%	81.17%	89.07%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality	2020	2019	2019	2019	2019
(dollars in thousands)

Total nonperforming assets	$32,134	$31,040	$27,947	$17,165	$19,266

Nonperforming assets to total assets	0.78%	0.76%	0.71%	0.46%	0.53%

Allowance for loan losses to total loans	0.83%	0.76%	0.74%	0.73%	0.71%

Net charge offs	$1,421	$235	$106	$771	$230

Annualized net charge offs/average loans	0.18%	0.03%	0.01%	0.10%	0.03%

Allowance for loan losses to nonperforming loans	83.52%	79.35%	83.58%	133.61%	116.41%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital and Share Related	2020	2019	2019	2019	2019
(dollars in thousands, except share data)

Common stock outstanding (1)	58,418,021	58,418,021	58,429,584	58,483,027	58,459,493

Book value per share (1)	$11.56	$11.40	$11.29	$6.35	$6.22

Tangible common equity:
Total stockholders' equity	$675,139	$665,794	$659,554	$371,118	$363,448
Less: Goodwill	69,802	69,802	69,635	69,635	69,635
Less: Other intangible assets (2)	5,588	6,035	6,482	7,100	7,739
Tangible common equity	$599,749	$589,957	$583,437	$294,383	$286,074

Tangible book value per share (1) (3)	$10.27	$10.10	$9.99	$5.03	$4.89

Tangible assets:
Total assets	$4,101,206	$4,058,921	$3,949,020	$3,737,424	$3,655,996
Less: Goodwill	69,802	69,802	69,635	69,635	69,635
Less: Other intangible assets (2)	5,588	6,035	6,482	7,100	7,739
Tangible assets	$4,025,816	$3,983,084	$3,872,903	$3,660,689	$3,578,622

Tangible common equity / tangible assets (4)	14.90%	14.81%	15.06%	8.04%	7.99%

(1) Share amounts related to periods prior to the date of the completion of the stock offering (August 14, 2019) have been restated to give retroactive recognition to the exchange ratio applied in the stock offering (1.795431-to-one)

(2) Other intangible assets includes core deposit intangible and noncompete intangible.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(4) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2020	2019	2019
	(in thousands)

Net interest and dividend income	$281	$460	$109	$26,510	$27,810	$26,419
Provision for loan losses	—	—	—	3,749	1,251	857
Net interest and dividend income, after provision for loan losses	281	460	109	22,761	26,559	25,562
Mortgage banking income:
Changes in mortgage servicing rights fair value	(3,217)	457	(1,581)	(1,170)	168	(570)
Other	14,898	12,315	6,431	(49)	50	222
Total mortgage banking income (loss)	11,681	12,772	4,850	(1,219)	218	(348)
Other noninterest income (loss)	(122)	(25)	(12)	8,526	5,174	5,352
Total noninterest income	11,559	12,747	4,838	7,307	5,392	5,004
Noninterest expense	10,806	12,257	7,352	24,288	26,161	24,865
Income (loss) before income taxes	1,034	950	(2,405)	5,780	5,790	5,701
Provision (benefit) for income taxes	239	179	(845)	1,601	1,752	1,446
Net income (loss)	$795	$771	$(1,560)	$4,179	$4,038	$4,255